Exhibit 10.6

        July 19, 2018

To:	Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 1300
San Diego, California 92108
Attn: Scott Goverman
Telephone: (858) 569-5825
Facsimile: (858) 309-6977

From:	Bank of America, N.A.
One Bryant Park
New York, NY 10036

Re:	Additional Capped Call Transaction
(Transaction Reference Number: )

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and Encore Capital Group, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein are based on terms that are defined in the Prospectus dated July 16, 2018, as supplemented by the Prospectus Supplement dated July 17, 2018, (as so supplemented, the “Prospectus”) relating to the 4.50% Exchangeable Senior Notes due 2023 (as originally issued by Encore Capital Europe Finance Limited (the “Issuing Subsidiary”), the “Exchangeable Securities” and each USD 1,000 principal amount of Exchangeable Securities, a “Exchangeable Security”) issued by Issuing Subsidiary in an aggregate initial principal amount of USD 150,000,000 (as increased by up to an aggregate principal amount of USD 22,500,000 following the Underwriters’ exercise of their option to purchase additional Exchangeable Securities pursuant to the Underwriting Agreement (as defined herein)) pursuant to an Indenture to be dated July 20, 2018 (the “Base Indenture”), as supplemented by a Supplemental Indenture thereto to be dated as of July 20, 2018 (the “Supplemental Indenture”) among Issuing Subsidiary, Counterparty, as Guarantor, and MUFG Union Bank, N.A., as trustee (the Base Indenture as so supplemented, the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date (other than any amendment or supplement (x) pursuant to Section 6.01(m) of the Supplemental Indenture that, as determined by the Calculation Agent, conforms the Supplemental Indenture to the description of Exchangeable Notes in the Prospectus or (y) pursuant to Section 9.07 of the Supplemental Indenture, subject, in the case of this clause (y), to the third paragraph under “Method of Adjustment” in Section 2), any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the

“Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for (i) the elections set forth in this Confirmation and (ii) in respect of Section 5(a)(vi) of the Agreement, (a) the “Cross Default” provisions will apply to Dealer and to Counterparty as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement and (y) the “Threshold Amount” with respect to Dealer were three percent (3%) of shareholders’ equity of Bank of America Corporation (“Dealer Parent”) as of the Trade Date and with respect to Counterparty were USD 35 million and (b) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (iii) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 19, 2018

Effective Date:	The closing date of the Exchangeable Securities issued pursuant to the over-allotment option exercised on the date hereof.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “ECPG”).

Number of Options:	22,500

Number of Shares:	As of any date, the product of (i) the Number of Options, (ii) the Exchange Rate and (iii) the Applicable Percentage.

Exchange Rate:	The initial “Exchange Rate” (as defined in the Supplemental Indenture), subject to adjustment as set forth herein.

Strike Price:	The initial “Exchange Price” (as defined in the Supplemental Indenture, subject to adjustment as set forth herein.

Cap Price:	USD 62.4750

Applicable Percentage:	20%

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Exchange Date.

Exchange Date:

Each “Exchange Date”, as defined in the Supplemental Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Exchangeable Securities, each in denominations of USD 1,000 principal amount, that are submitted for exchange on such Exchange Date in accordance with the terms of the Indenture but are not “Relevant Exchangeable Securities” under, and as defined in, the confirmation between the parties hereto regarding the Base Capped Call Transaction dated July 17, 2018 (the “Base Capped Call Transaction Confirmation”) (such Exchangeable Securities, each in denominations of USD 1,000 principal amount, the “Relevant Exchangeable Securities” for such Exchange Date). For the purposes of determining whether any Exchangeable Securities will be Relevant Exchangeable Securities hereunder or under the Base Capped Call Transaction Confirmation, Exchangeable Securities that are exchanged pursuant to the Indenture shall be allocated first to the Base Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated.

Required Exercise on
Exchange Dates:

On each Exchange Date, a number of Options equal to (i) the number of Relevant Exchangeable Securities for such Exchange Date in denominations of USD 1,000 principal amount minus (ii) the number of Applicable Exchange Options (as defined below), if any, in each case corresponding to such Exchange Date shall be automatically exercised.

Excluded Exchangeable Securities:

Exchangeable Securities surrendered for exchange on any date prior to the date that is 43rd “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Supplemental Indenture) (such date, the “Relevant Date”) that are not “Excluded Exchangeable Securities” under, and as defined in, the Base Capped Call Transaction Confirmation. For purposes of determining whether any Exchangeable Securities will be Excluded Exchangeable Securities hereunder or under the Base Capped Call Transaction Confirmation, Exchangeable Securities that are exchanged prior to such date shall be allocated first to the Base Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated. The provisions of Section 8(a)(iv) below will apply to the exercise of any Options hereunder in connection with the exchange of any Excluded Exchangeable Securities.

Expiration Date:	September 1, 2023, subject to earlier exercise.

Automatic Exercise:	As provided above under “Required Exercise on Exchange Dates”.

Automatic Exercise After Relevant Date:

Notwithstanding Section 3.4 of the Equity Definitions, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Expiration Date that it does not wish Automatic Exercise to occur, all Options then outstanding as of 5:00 p.m. (New York City time) on the Expiration Date will be deemed to be automatically exercised as if (i) a number of Exchangeable Notes (in denominations of USD 1,000 principal amount) equal to such number of then-outstanding Options were exchanged with an “Exchange Date” (as defined in the Supplemental Indenture) occurring on or after the Relevant Date and (ii) the Exchangeable Security Settlement Method applied to such Exchangeable Notes;

provided that, no such automatic exercise pursuant to this paragraph will occur if the VWAP Price (as defined herein) for each “Trading Day” (as defined in the Supplemental Indenture) during the “Observation Period” (as defined in the Supplemental Indenture, subject to the provision set forth opposite the caption “Exchangeable Security Settlement Method” below) is less than or equal to the Strike Price.

Exercise Notice Deadline:

In respect of any exercise of Options hereunder on any Exchange Date, the “Scheduled Trading Day” immediately preceding the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Supplemental Indenture) relating to the Exchangeable Securities exchanged on the Exchange Date occurring on the relevant Exercise Date (or, in the event there is no “Observation Period” (as defined in the Supplemental Indenture) relating to such Exchangeable Securities, the “Scheduled Trading Day” (as defined in the Supplemental Indenture) immediately following such Exchange Date); provided that in the case of any exercise of Options hereunder in connection with the exchange of any Relevant Exchangeable Securities on any Exchange Date occurring on or after the Relevant Date, the Exercise Notice Deadline shall be the “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Supplemental Indenture).

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, but subject to “Automatic Exercise After Relevant Date” above, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 p.m., New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Exchangeable Securities being exchanged on the relevant Exchange Date, (ii) the scheduled settlement date under the Supplemental Indenture for the Exchangeable Securities exchanged on the Exchange Date and (iii) the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Supplemental Indenture); if any, provided that in the case of any exercise of Options hereunder in connection with the exchange of any Relevant Exchangeable Securities on any Exchange Date occurring on or after the Relevant Date, the contents of such notice shall be as set forth in clause (i) above; provided, further, that any “Notice of Exercise” delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, subject to “Automatic Exercise After Relevant Date” above, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, in the case of Options relating to Relevant Exchangeable Securities with an “Exchange Date” (as defined in the Indenture) occurring prior to the Relevant Date, such notice (and the related termination of Options hereunder) shall be effective if given after the Exercise Notice Deadline, but prior to 5:00 PM New York City time on the fifth Exchange Business Day following the Exercise Notice

Deadline.

Notice of Exchangeable Security
Settlement Method:

Unless Counterparty shall have notified Dealer in writing before 5:00 P.M. (New York City time) on the “Scheduled Trading Day” (as defined in the Supplemental Indenture) immediately preceding March 1, 2023 of the irrevocable election by the Issuing Subsidiary, in accordance with Section 9.02(a)(i) of the Supplemental Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Supplemental Indenture) applicable to such Relevant Exchangeable Securities, in either case of the immediately preceding clauses (i) or (ii), Counterparty shall be deemed to have notified Dealer of a “Combination Settlement” (as defined in the Supplemental Indenture) with a “Specified Dollar Amount” (as defined in the Supplemental Indenture) of USD 1,000 applicable to such Relevant Exchangeable Securities, notwithstanding any different actual election by Issuing Subsidiary with respect to the settlement of such Exchangeable Securities. Counterparty acknowledges its responsibilities and the responsibilities of Issuing Subsidiary under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Exchangeable Securities.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Date:

In respect of an Exercise Date occurring on an Exchange Date, the date that is one Settlement Cycle after the last day of the relevant “Observation Period” (as defined in the Supplemental Indenture, subject to the provisions set forth opposite the caption “Exchangeable Security Settlement Method” below).

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on an Exchange Date on or after the Relevant Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the product of (i) the Applicable Percentage and (ii) the aggregate number of Shares, if any, that Issuing Subsidiary would be obligated to deliver to the holder(s) of the Relevant Exchangeable Securities exchanged, or deemed to be exchanged, on such Exchange Date pursuant to Section 9.02 of the Supplemental Indenture (determined, for the avoidance of doubt, after giving effect to any adjustments pursuant to the terms hereof) and/or the aggregate amount of cash, if any, in excess of USD 1,000 per Exchangeable Security (in denominations of USD 1,000) that Issuing Subsidiary would be obligated to deliver to holder(s) pursuant to Section 9.02 of the Supplemental Indenture (determined, for the avoidance of doubt, after giving effect to any adjustments pursuant to the terms hereof and except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 9.02(j) of the Supplemental Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding, as if Issuing Subsidiary had elected to satisfy its exchange obligation in respect of such Relevant Exchangeable Securities by the Exchangeable Security Settlement Method, notwithstanding any different actual election by Issuing Subsidiary with respect to the settlement of such Exchangeable Securities (the “Exchangeable Obligation”); provided that (i) if the Exchangeable Obligation exceeds the Capped Exchangeable Obligation, then the Delivery Obligation shall be the Capped Exchangeable Obligation; and (ii) the Exchangeable Obligation (and, for the avoidance of doubt, the Capped Exchangeable Obligation) shall be determined excluding any Shares and/or cash that Issuing Subsidiary is obligated to deliver to holder(s) of the Relevant Exchangeable Securities as a result of any adjustments to the Exchange Rate pursuant to Sections 9.03 or 9.04(h) of the Supplemental Indenture (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Exchangeable Securities that the Issuing Subsidiary is (or would have been) obligated to deliver to holder(s) of the Relevant Exchangeable Securities for such Exchange Date).

Capped Exchangeable Obligation:

In respect of an Exercise Date occurring on an Exchange Date, the Exchangeable Obligation that would apply if the “Daily VWAP” for each “Trading Day” in the “Observation Period” (each as defined in the Supplemental Indenture, subject to the provision set forth opposite the caption “Exchangeable Security Settlement Method” below) for purposes of determining the amount described in clause (b) of the “Daily Settlement Amount” (as defined in the Supplemental Indenture) were the lesser of (x) the Cap Price and (y) the actual VWAP Price for such Trading Day.

Exchangeable Security Settlement Method:

For any Relevant Exchangeable Securities, if Counterparty has notified Dealer in the Notice of Exchangeable Security Settlement Method that Issuing Subsidiary has elected to satisfy its exchange obligation in respect of such Relevant Exchangeable Securities in cash or in a combination of cash and Shares in accordance with Section 9.02(a) of the Supplemental Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Supplemental Indenture) of at least USD 1,000, the Exchangeable Security Settlement Method shall be the settlement method actually so elected by Issuing Subsidiary in respect of such Relevant Exchangeable Securities; otherwise, the Exchangeable Security Settlement Method shall (i) assume Issuing Subsidiary had made a Cash Election with respect to such Relevant Exchangeable Securities with a “Specified Dollar Amount” (as defined in the Supplemental Indenture) of USD 1,000 per Relevant Exchangeable Security and (ii) be calculated as if the relevant “Observation Period” (as defined in the Supplemental Indenture) pursuant to Section 9.02 of the Supplemental Indenture consisted of 80 “Trading Days” (as defined in the Supplemental Indenture) commencing on the 81st “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Supplemental Indenture).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Share Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions (which Section shall not apply for purposes of the Transaction, except as provided in Section 8(t) below and as otherwise set forth in this paragraph), upon the occurrence of any event or condition set forth in the Dilution Adjustment Provisions (each, a “Potential Adjustment Event”) that results in an adjustment under the Indenture (or, if no Exchangeable Securities are then outstanding, that would result in such an adjustment), the Calculation Agent, acting in good faith and commercially reasonably, (i) shall make an analogous adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (other than the Cap Price) and (B) a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price pursuant to clause (A) above; and (ii) the Calculation Agent will determine, in a commercially reasonable manner, whether such Potential Adjustment Event has had a material economic effect on the Transaction and, if so, shall, in its commercially reasonable discretion but without duplication of any adjustment pursuant to clause (i) above, make any further adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions (as modified pursuant to this Confirmation) to the Cap Price (but, for the avoidance of doubt, to no other term relevant to the exercise, settlement or payment of any Option) to preserve the fair value of the Options to Dealer, after taking into account such Potential Adjustment Event; provided that in no event shall the Cap Price be less than the Strike Price. For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Exchangeable Notes (upon exchange or otherwise) or (y) any other transaction in which holders of the Exchangeable Notes are entitled to participate, in each case, in lieu of an adjustment under the Supplemental Indenture in respect of a Potential Adjustment Event (including, without limitation, under the 3rd sentence of Section 9.04(c) of the Supplemental Indenture or the fourth sentence of Section 9.04(d) of the Supplemental Indenture).

Reasonably promptly upon the occurrence of a Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such event or condition; and once the adjustments to be made to the terms of the Indenture and the Exchangeable Securities in respect of such event or condition have been determined, Counterparty shall reasonably promptly notify the Calculation Agent in writing of the details of such adjustments.

Notwithstanding the foregoing and “Consequences of Merger Events/Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes that involves an exercise of discretion by Issuing Subsidiary or its board of directors, as applicable (including, without limitation, pursuant to Section 9.05 of the Supplemental Indenture, Section 9.07 of the Supplemental Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination, in a commercially reasonable manner, of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine, in a commercially reasonable manner, the adjustment to be made to any one or more of the Exchange Rate, Strike Price, Number of Options, Number of Shares and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, after consultation with Counterparty (it being understood that the Calculation Agent’s determinations shall be binding), and a proportionate adjustment to the Cap Price to the extent any adjustment is made to the Strike Price; provided, that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the “Observation Period” (as defined in the Supplemental Indenture, subject to the provision set forth opposite the caption “Exchangeable Security Settlement Method” above) but no adjustment was made to any Exchangeable Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Exchange Date, then the Calculation Agent shall make an adjustment, as determined by it in a commercially reasonable manner taking into account the relevant provisions of the Indenture, after consultation with Counterparty (it being understood that the Calculation Agent’s determinations shall be binding), to the terms hereof in order to account for such Potential Adjustment Event;

(ii) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 9.04(b) of the Supplemental Indenture or Section 9.04(c) of the Supplemental Indenture where, in either case, the period for determining “Y” (as such term is used in Section 9.04(b) of the Supplemental Indenture) or “SP0” (as such term is used in Section 9.04(c) of the Supplemental Indenture), as the case may be, begins before Counterparty or Issuing Subsidiary has publicly announced the event or condition giving rise to such Adjustment Event, then the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, taking into account the terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, after consultation with Counterparty (it being understood that the Calculation Agent’s determinations shall be binding), as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Exchange Rate” (as defined in the Supplemental Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Exchange Rate” (as defined in the Supplemental Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner, after consultation with Counterparty, as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 9.04(a), (b), (c), (d) and (e) and Section 9.05 of the Supplemental Indenture.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, which shall not apply with respect to the Transaction, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Common Stock Change Event” under Section 9.07 of the Supplemental Indenture.

Consequences of Merger Events
/Tender Offers:

Notwithstanding Sections 12.2, 12.3, and 12.4 of the Equity Definitions, which shall not apply with respect to the Transaction, upon the occurrence of a Merger Event that results in an adjustment under the Indenture, (i) the Calculation Agent shall make an analogous adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Exchange Rate pursuant to Sections 9.03 or 9.04(h) of the Supplemental Indenture; and (ii) the Calculation Agent will determine whether such Merger Event or Tender Offer, as applicable, has had a material economic effect on the Transaction and, if so, shall, in its commercially reasonable discretion, make any further adjustment to the Cap Price (but, for the avoidance of doubt, to no other term relevant to the exercise, settlement or payment of any Option) consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable; provided that in no event shall the Cap Price be less than the Strike Price; provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be exchanged into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Tender Offer:	Applicable

Announcement Event:

If there occurs (A) an Announcement Date in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer by Issuer, any party to the relevant transaction or event or any of their affiliates which, in the case of an announcement other than by Issuer, the Calculation Agent determines is reasonably likely to occur (as determined by the Calculation Agent taking into account the impact of the relevant announcement on the market for the Shares and/or options on the Shares), (B) a public announcement by Issuer, any party to the relevant transaction or event or any of their affiliates of (x) any potential acquisition or disposal by Issuer and/or its subsidiaries where the aggregate consideration exceeds 50% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”) or (y) the intention to enter into a Transformative Transaction, which, in the case of an announcement other than by Issuer, the Calculation Agent determines is reasonably likely to occur (as determined by the Calculation Agent taking into account the impact of the relevant announcement on the market for the Shares and/or options on the Shares), (C) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or a Transformative Transaction or (D) the public announcement by Issuer, the party making the previous announcement or any of their respective affiliates of a change to a transaction or intention that is the subject of an announcement of the type described in clauses (A) through (C) (such occurrence, an “Announcement Event”), then on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date, any date of cancellation and/or any other date with respect to which the Announcement Event is cancelled, withdrawn, discontinued or otherwise terminated, as applicable (the “Announcement Event Adjustment Date”), the Calculation Agent will determine the cumulative economic effect on the Transaction of the Announcement Event (without duplication in respect of any other adjustment or cancellation valuation made pursuant to this Confirmation, the Equity Definitions or the Agreement, regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer or Transformative Transaction, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction during the period from a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event to the Announcement Event Adjustment Date); provided that, for the avoidance of doubt (x) in no event shall the modification or amendment of the terms of a transaction described in an Announcement Event constitute a new, additional or different Announcement Event hereunder (but any such modification or amendment may be taken into account in determining the cumulative economic effect on the Transaction of the Announcement Event), (y) the occurrence of an Announcement

Event Adjustment Date in respect of the cancellation, withdrawal, discontinuation or other termination of the transaction described in an Announcement Event (as amended or modified) shall not preclude the occurrence of a later Announcement Date with respect to such transaction, and (z) any determination of the cumulative economic effect on the Transaction, and any related adjustment, in respect of an Announcement Event, shall take into account any earlier adjustment relating to the same Announcement Event. If the Calculation Agent determines that such cumulative economic effect on the Transaction is material, then on the Announcement Event Adjustment Date for such Transaction, the Calculation Agent will make such adjustment to the Cap Price (but, for the avoidance of doubt, to no other term relevant to the exercise, settlement or payment of such Option) as the Calculation Agent determines appropriate to account for such economic effect.

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by Issuer, any party to the relevant transaction or event or any of their affiliates which, in the case of an announcement other than by Issuer, the Calculation Agent determines is reasonably likely to occur (as determined by the Calculation Agent taking into account the impact of the relevant announcement on the market for the Shares and/or options on the Shares)” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency
or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof, (iii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the following proviso to the end of clause (Y)

thereof: “provided that such party has used good faith efforts to avoid such increased cost on terms reasonably acceptable to such party, it being understood that the use of such good faith efforts shall not require such party to (i) incur a materially increased cost (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position, or any increase in margin or capital requirements), as reasonably determined by such party, in doing so, (ii) violate any applicable law, rule, regulation or policy of such party, as reasonably determined by such party, in doing so, (iii) suffer a material penalty, injunction, non-financial burden, reputational harm or other material adverse consequence in doing so, (iv) incur any material operational or administrative burden in doing so or (v) take any action that is contrary to the intent of the law or regulation that is subject to the Change in Law”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or, if a portion of the Transaction is affected by such Hedging Disruption (as commercially reasonably determined by the Hedging Party), such portion of the Transaction affected by such Hedging Disruption”.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Hedging Disruption occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent: Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent, Hedging Party, or Determining Party hereunder, upon a request by Counterparty, the Calculation Agent, Hedging Party, or Determining Party, as applicable, shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent, Hedging Party, or Determining Party, as applicable, shall not be obligated to disclose any proprietary models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to an obligation not to disclose such information.

4.	Account Details:

Dealer Payment Instructions:	Bank: Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No.: 0012334-61892

Counterparty Payment Instructions:	To be provided by Counterparty.

5.	Offices:

The Office of Dealer for the Transaction is:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, NY 10036

The Office of Counterparty for the Transaction is: Not applicable

6.	Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty for purposes of this Confirmation:

To:	Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 1300
San Diego, CA 92108
Attn:	Scott Goverman
Telephone:	(858) 569-5825
Facsimile:	(858) 309-6977

With a copy to:

Attn:	Greg Call, General Counsel
Telephone:	858-569-3978
Facsimile:	858-309-6998

Address for notices or communications to Dealer for purposes of this Confirmation:

Bank of America, N.A. c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attention:	Robert Stewart, Assistant General Counsel
Telephone No.:	646-855-0711
Facsimile No.:	646-822-5618
Email:	rstewart4@bankofamerica.com

With a copy to:

Attention:	Chris Hutmaker
Telephone No:	646-855-8907
Facsimile No:	212-326-9882
Email:	chris.hutmaker@baml.com

7. Representations, Warranties and Agreements:

(a) Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than the distribution of the Exchangeable Notes. Counterparty shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (or any successor issue statements), or under FASB’s Liabilities & Equity Project.

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) On or prior to the Effective Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix) To Counterparty’s actual knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(x) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xi) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer opinions of one or more counsel, dated as of the Effective Date, with respect to the matters set forth in Section 3(a) of the Agreement; provided that, such opinions of counsel may contain customary exceptions and qualifications, including, without limitation, excepts and qualifications relating to indemnification provisions.

8. Other Provisions:

(a) Additional Termination Events.

(i) The occurrence of an “Event of Default” with respect to Issuing Subsidiary under the terms of the Exchangeable Securities as set forth in Section 5.01 of the Supplemental Indenture that results in an acceleration of the Exchangeable Securities pursuant to the terms of the Indenture shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) [Reserved].

(iii) Within five Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty may notify Dealer of such Repayment Event and the aggregate principal amount of Exchangeable Securities subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that such Repayment Notice shall contain an acknowledgement by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and 10(b) of the Exchange Act and the rules and regulations promulgated thereunder and shall remake the representations set forth in Section 7(a)(i)(A), in each case in respect of such repurchase and delivery of such Repayment Notice; provided, further that, any “Repayment Notice” delivered to Dealer pursuant to the Base Capped Call Transaction Confirmation shall deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this paragraph. Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) (x) the aggregate principal amount of such Exchangeable Securities specified in such Repayment Notice, divided by USD 1,000, minus (y) the number of Repayment Options (as defined in the Base Capped Call Transaction Confirmation), if any, that relate to such Exchangeable Securities (and for the purposes of determining whether any Options under this Confirmation or under the Base Capped Call Transaction Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Capped Call Transaction Confirmation, the Exchangeable Securities specified in such Repayment Notice shall be allocated first to the Base Capped Call Transaction Confirmation until all Options thereunder are exercised or terminated), and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. “Repayment Event” means that (i) any Exchangeable Securities are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Exchangeable Securities are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Exchangeable Securities is repaid prior to the final maturity date of the Exchangeable Securities (for any reason other than as a result of an acceleration of the Exchangeable Securities that results in an Additional Termination Event pursuant to the preceding Section 8(a)(i)), or (iv) any Exchangeable Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any exchange of Exchangeable Securities pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(iv) Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of the exercise of any Options that, according to such Notice of Exercise, relate to Relevant Exchangeable Securities that are Excluded Exchangeable Securities shall constitute an Additional Termination Event as provided in this paragraph and shall not result in the exercise of any Options. Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event as an Early Termination Date (and Dealer shall use its commercially reasonable efforts to designate such Early Termination Date so that the related payment or delivery, as the case may be, hereunder in respect of the

Applicable Exchange Options will occur on (or as promptly as reasonable practicable after) the related settlement for the exchange of the Excluded Exchangeable Securities) with respect to the portion of the Transaction corresponding to a number of Options (the “Applicable Exchange Options”) equal to the lesser of (A) the aggregate principal amount of Excluded Exchangeable Securities specified in such Notice of Exercise, divided by USD 1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Applicable Exchange Options. Any payment hereunder with respect to such termination (the “Early Exchange Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Applicable Exchange Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the “Exchange Rate” (as defined in the Supplemental Indenture) pursuant to Sections 9.03 or 9.04(h) of the Supplemental Indenture).

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events/Tender Offers” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement, including, without limitation, any Early Exchange Unwind Payment and any Repayment Unwind Payment (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) unless either (i) Counterparty shall have elected for Dealer to satisfy such Payment Obligation in cash in USD by (x) giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 noon, New York City time, on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable and (y) remaking the representation set forth in Section 7(a)(i)(A) of this Confirmation on the date of such notice, confirmed in writing within one Scheduled Trading Day or (ii) in the event of (x) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (y) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control (other than any Additional Termination Event pursuant to Section 8(a)(iii)), in either of which cases under the immediately preceding clauses (i) or (ii), the provisions of “Consequences of Merger Events/Tender Offers” above, Sections 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as the case may be, shall apply in lieu of the provisions of this Section 8(b) in respect of such Payment Obligation. In the case of any such settlement by the Share Termination Alternative, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events/Tender Offers” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional

Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, any Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction (any such Shares, the “Hedge Shares”), cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement substantially similar to underwriting agreements for registered secondary offerings of a substantially similar size, in form and substance reasonably satisfactory to Dealer, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of a substantially similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of a substantially similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of a substantially similar size; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a substantially similar size, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements for private placements of equity securities of a substantially similar size, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ECPG <equity> AQR” (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d) Repurchase Notices. Counterparty shall, on or prior to the date one Scheduled Trading Day immediately following any date on which Counterparty has effected any repurchase of Shares, give Dealer a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 22.197 million (in the case of the first such notice) or (ii) thereafter more than 2.786 million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, with respect to any repurchase of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act, Counterparty may elect to satisfy such requirement by promptly giving Dealer written notice of the entry into such plan, the maximum number of Shares that may be repurchased thereunder and the approximate dates or period during which such repurchases may occur (with such maximum deemed repurchased on the date of such notice for purposes of this Section 8(d)). In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(d) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(e) Transfer and Assignment.

(i) Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Exchangeable Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above, (iv) Counterparty not being released from its indemnification obligations under Section 8(d) of this Confirmation, (v) such assignment only being to a party that is a United States person as defined in the Internal Revenue Code of 1986, as amended (the “Code”), (vi) the transferee or assignee agreeing that Dealer is not required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount Dealer would have been required to pay to Counterparty in the absence of such assignment, (vii) as result of such transfer or assignment, Dealer not receiving from the transferee or assignee any amount or number of Shares less than it would have been entitled to receive in the absence of such transfer or assignment, (vii) there not being an Event of Default, Potential Event of Default or Termination Event as a result of such assignment, (viii) without limiting the generality of clause (v), Counterparty causing the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that the results described in clauses (vi) and (vii) will not occur upon or after such assignment and (ix) Counterparty being responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such assignment. In addition, Dealer may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement (1) in whole or in part to any affiliate of Dealer of credit quality at least equivalent to that of Dealer as of the Trade Date, (2) in whole or in part to any other affiliate of Dealer with respect to which Counterparty shall have received a full guaranty of such affiliate’s obligations from Dealer in form and substance reasonably satisfactory to Counterparty or (3) if at the time of such transfer or assignment an Excess Ownership Position exists, in part to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (I) the credit rating of Dealer at the time of the transfer and (II) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent or better rating by a substitute rating agency mutually agreed by Counterparty and Dealer, in the case of this clause (3), to the extent that an Excess Ownership Position no longer exists after giving effect to such partial transfer or assignment, in each case of the immediately preceding clauses (1), (2) and (3), only if an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment. In the event of any such transfer or assignment, the transferee or assignee shall agree that (i) Counterparty shall not be required to pay the transferee or assignee under Section 2(d)(i)(4) of the Agreement any amount greater than the amount Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (ii) Counterparty shall not receive from the transferee or assignee any amount or number of Shares less than it would have been entitled to receive in the absence of such transfer or assignment.

(ii) At any time at which any Excess Ownership Position exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0% or (ii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day and (B) the denominator of which is the number of Shares outstanding on such day (including, solely for such purpose, Shares that would be deemed outstanding pursuant to the last sentence of Rule 13d-3(d)(1)(i) if such sentence were applicable to the calculation of clause (B) of the definition of Equity Percentage).

(f) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the relevant Settlement Date, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period” (as defined in the Supplemental Indenture, subject to the provision set forth opposite the caption “Exchangeable Security Settlement Method” above)) and/or delivery times (during any single Staggered Settlement Date) and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates and/or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates (including on one or more delivery times on any single Staggered Settlement Date) will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g) Right to Extend. Dealer may postpone or add, in whole or in part, as applicable, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines in its good faith and reasonable discretion, based on advice of counsel in the case of the immediately following clause (ii), that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or

(ii) to enable Dealer to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer and, in the case of policies or procedures, so long as such policies or procedures are consistently applied to transactions similar to the Transaction); provided that, no such Exercise Date, Settlement Date or any other date of valuation or delivery by Dealer may be postponed or extended more than 40 “Trading Days” (as defined in the Supplemental Indenture) after the original Exercise Date, Settlement Date or other date of valuation or delivery by Dealer, as the case may be.

(h) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party.

(i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(k) No Netting and Set-off. Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof, which shall not apply with respect to the Transaction) and this Confirmation or any other agreement between the parties to the contrary, neither party shall net or set off its obligations under the Transaction against its rights against the other party under any other transaction or instrument.

(l) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(m) Early Unwind. In the event the sale by Issuing Subsidiary of the “Additional Securities” is not consummated with the Underwriters pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of July 17, 2018, between Counterparty and SunTrust Robinson Humphrey, Inc. and Credit Suisse Securities (USA) LLC as representatives of the underwriters party thereto (the “Underwriters”) for any reason by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties, which in no event shall be later than July 27, 2018) (the Premium Payment Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n) Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(o) Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p) Notice of Certain Other Events. Counterparty covenants and agrees that:

(i) promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii) (A) Counterparty shall give Dealer commercially reasonable advance (but in any event at least one Exchange Business Day prior to the relevant Adjustment Notice Deadline) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Exchangeable Notes in connection with any Potential Adjustment Event (other than a Potential Adjustment in respect of the Dilution Adjustment Provisions set forth in Section 9.04(b) or Section 9.04(d) of the Supplemental Indenture) or Merger Event and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment. The “Adjustment Notice Deadline” means (i) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 9.04(a) of the Supplemental Indenture, the relevant “Ex-Dividend Date” (as such term is defined in the Supplemental Indenture) or “Effective Date” (as such term is defined in the Supplemental Indenture), as the case may be, (ii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the first formula set forth in Section 9.04(c) of the Supplemental Indenture, the first “Trading Day” (as such term is defined in the Supplemental Indenture) of the period referred to in the definition of “SP0” in such formula, (iii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the second formula set forth in Section 9.04(c) of the Supplemental Indenture, the first Trading Day (as such term is defined in the Supplemental Indenture) of the “Valuation Period” (as such term is defined in the Supplemental Indenture), (iv) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 9.04(e) of the Supplemental Indenture, the first “Trading Day” (as such term is defined in the Supplemental Indenture) of the period referred to in the definition of “SP1” in the formula in such Section, and (v) for any Merger Event, the effective date of such Merger Event (or, if earlier, the first day of any valuation or similar period in respect of such Merger Event).

(q) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s) Amendments to Equity Definitions.

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”.

(ii) Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an” and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, other than in the case of a Share split, reverse Share split or equivalent transaction, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with the words “that is the result of a corporate event involving Issuer or its securities that may have a material”.

(iv) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(t) Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 8(s)), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall determine whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction and, if so, shall, adjust the Cap Price to preserve the fair value of the Options to Dealer; provided that in no event shall the Cap Price be less than the Strike Price.

(u) Tax Matters. For purposes of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) at such times required by law and at such other times reasonably requested by Dealer. Dealer shall provide to Counterparty one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto), upon reasonable request of Counterparty.

(v) Withholding Tax with Respect to Non-US Counterparties. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any U.S. federal withholding tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or any United States Treasury regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(w) Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, the parties makes the representations below:

(i) Dealer represents that it is a “U.S. person” (as that term is used in section 1.1441- 4(a)(3)(ii) of United States Treasury regulations) for United States federal income tax purposes. It is “exempt” within the meaning of Treasury Regulation sections 1.6041-3(p) and 1.6049-4(c) from information reporting on IRS Form 1099 and backup withholding

(ii) Counterparty represents that it is a “U.S. person” (as that term is used in section 1.1441- 4(a)(3)(ii) of United States Treasury regulations) for United States federal income tax purposes. It is “exempt” within the meaning of Treasury Regulation sections 1.6041-3(p) and 1.6049-4(c) from information reporting on IRS Form 1099 and backup withholding.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
Name: Christopher A. Hutmaker
Title: Managing Director

Confirmed and Acknowledged as of the date first above written:

ENCORE CAPITAL GROUP, INC.

By:	/s/ Jonathan Clark
Name: Jonathan Clark
Title: EVP & CFO

Annex A

Premium: USD 463,950